EXHIBIT 16.1

                         MARGOLIES, FINK AND WICHROWSKI
                          Certified Public Accountants

                              Building 9. Suite 1B
                               2201 W. Sample Rd.
                             Pompano Beach, FL 33073

                                                            (954) 979-5440
                                                        FAX (954) 979-1939


September 21, 2005


Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, N.W.
Washington, DC 20549


Ladies and Gentlemen:

We have read item 4.01 of Form 8-K dated September 21, 2005 of Imaging Diagnostic Systems, Inc. and are in agreement with the statements contained in the first, second and third paragraphs therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.


Very truly yours,

/s/ Margolies, Fink and Wichrowski
Margolies, Fink and Wichrowski
Certified Public Accountants